Exhibit 5.1

June 27, 2018

MagneGas Corporation

11885 44th Street North

Clearwater, Florida 33762

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made herein to the Registration Statement on Form S-3 (File No. 333-207928) (as amended or supplemented, the “Registration Statement”) filed on November 10, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by MagneGas Corporation, a Delaware corporation (the “Company”), of up to $50,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on June 15, 2016. I am delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated June 27, 2017 to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 817,670 shares (the “Shares”) of the Company’s Series F Convertible Preferred Stock, $0.001 par value per share (the “Series F Convertible Preferred Stock”) covered by the Registration Statement. I understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

I have reviewed such documents and made such examination of law as I have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Based on the foregoing, I am of the opinion that:

1. The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Settlement Agreement dated as of June 27, 2018 among the Company and Maxim Group, LLC (the “Securities Settlement Agreement”), the Shares will be validly issued, fully paid and non-assessable.

2. The Company’s common stock, par value $0.001 per share, issuable upon conversion of the Series F Convertible Preferred Stock, when issued upon conversion of the Series E Convertible Preferred Stock in accordance with the terms of the Certificate of Designation of Rights, Preferences and Privileges of Series F Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

I express no opinion as to the validity, binding effect or enforceability of any provision in the Securities Settlement Agreement to the extent it relates to the choice of forum for resolving disputes.

I hereby consent to the filing by you of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Tyler B. Wilson, Esq.

General Counsel

MagneGas Corporation